Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

OMNILIT ACQUISITION CORP.

OPTICS MERGER SUB INC.,

and

SYNTEC OPTICS, INC.

dated as of May 9, 2023

i

ii

iii

iv

Exhibits

Exhibit A	Form of Stockholder Support Agreement
Exhibit B	Form of Sponsor Support and Founder Shares Restructuring Agreement
Exhibit C	Form of OmniLit Amended and Restated Certificate of Incorporation
Exhibit D	Form of OmniLit Amended and Restated Bylaws
Exhibit E	Form of Amended and Restated Registration Rights Agreement
Exhibit F	Form of Incentive Plan
Exhibit G	Form of Employee Stock Purchase Plan
Exhibit H	Form of Earnout RSU Award Agreements

Schedules

Allocation Schedule
Schedule I	Eligible Company Stockholders and Earnout RSU Allocation

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of May 9, 2023 (this “Agreement”), is made and entered into by and among OmniLit Acquisition Corp., a Delaware corporation (“OmniLit”), Optics Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of OmniLit (“Merger Sub”), and Syntec Optics, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, OmniLit is a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), on the Closing Date (as defined below) (i) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of OmniLit (the “Merger”) and (ii) OmniLit will change its name to “Syntec Optics Holdings, Inc.”;

WHEREAS, upon the Effective Time (as defined below), all shares of Company Common Stock (as defined below) will be converted into the right to receive shares of OmniLit Post-Merger Class A Common Stock (as defined below) as set forth in this Agreement;

WHEREAS, each of the parties intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to which each of OmniLit, the Company and Merger Sub are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval and adoption of this Agreement by the holders of Company Common Stock;

WHEREAS, as a condition and inducement to OmniLit’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Stockholders (as defined below) have each executed and delivered to OmniLit a Company Stockholder Support Agreement in substantially the form attached hereto as Exhibit A pursuant to which the Requisite Stockholders agreed, among other things, to vote (whether pursuant to a duly convened meeting of the stockholders of Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders of the Company, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby (“Company Stockholder Support Agreement”);

WHEREAS, each of the boards of directors of OmniLit, acting upon the unanimous recommendation of the committee of independent members of the board of directors of OmniLit (the “Special Committee”), and Merger Sub has (i) determined that it is advisable for OmniLit and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the OmniLit Stockholders and sole stockholder of Merger Sub, as applicable;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, OmniLit shall provide an opportunity to its stockholders to have their outstanding shares of OmniLit Class A Common Stock (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and OmniLit’s Governing Documents (as defined below) in connection with obtaining the OmniLit Stockholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Sponsor Support and Founder Shares Restructuring Agreement in substantially the form attached hereto as Exhibit B pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby (the “Sponsor Support Agreement”);

WHEREAS, on the Closing Date but following the Effective Time, (i) subject to obtaining the OmniLit Stockholder Approval, OmniLit shall amend and restate the certificate of incorporation of OmniLit to be substantially in the form of Exhibit C attached hereto, and (ii) amend and restate the bylaws of OmniLit to be substantially in the form of Exhibit D attached hereto; and

WHEREAS, at the Closing, OmniLit, the Sponsor, the Target Holders (as defined in the Registration Rights Agreement), and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by OmniLit and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, OmniLit, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby and the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any lawsuit, claim, action, suit, audit, examination, complaint, charge, assessment, arbitration, mediation or inquiry, or any proceeding or investigation (in each case, whether civil, criminal or administrative and whether public or private), pending by or before or otherwise involving any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

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“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vii).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the conversion of all shares of preferred stock of the Company to common stock of the Company immediately prior to the Effective Time), (ii) issuable upon, or subject to, the settlement of Company options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) subject to restricted stock awards (whether or not then vested) that are outstanding immediately prior to the Effective Time, minus (b) the Treasury Shares outstanding immediately prior to the Effective Time, if any; provided that the calculation of Aggregate Fully Diluted Company Common Shares shall not include any shares of Company Common Stock subject to Company options or restricted stock awards that are first granted after the date of this Agreement, unless (x) the Company had, on or prior to the date of this Agreement, committed in writing to grant such Company options or restricted stock awards and (y) the holder of such promised Company options or restricted stock awards commences employment with the Company on or prior to the date of this Agreement.

“Aggregate Merger Consideration” means (i) $325,000,000, minus (ii) the Company Net Debt Amount, each calculated as set forth in the Company Certificate or, if applicable, the Revised Company Certificate, in each case delivered by the Company to the OmniLit pursuant to Section 3.3(c).

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(d).

“Allocation Schedule” has the meaning specified in Section 3.3.

“Ancillary Agreements” means this Agreement, the Company Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Confidentiality Agreement, the Company Closing Certificate and the OmniLit Closing Certificate.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Business” means the operation of manufacturing, design, distribution and sale of optical and photonics components and systems.

“Business Combination” has the meaning set forth in OmniLit’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination by OmniLit.

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“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to close.

“Cash and Cash Equivalents” means, as of any date of determination, all cash, cash equivalents (including money market accounts, money market funds and money market instruments) and marketable securities, of the Company and its Subsidiaries as a whole, including cash in transit and all such cash and cash equivalents held by third party processors for the Company and its Subsidiaries.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee of the Company or any Subsidiary of the Company, which is maintained, sponsored or contributed to by the Company or any Subsidiary of the Company, or to which the Company or any Subsidiary of the Company is a party or has or may have any liability (whether actual or contingent), and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law (other than the Laws of the United States) and maintained by any Governmental Authority.

“Company Certificate” has the meaning specified in Section 3.3(c).

“Company Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(d).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.4(a) and Section 4.4(b) (No conflict), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Broker’s Fees).

“Company Group” has the meaning specified in Section 11.18(b).

“Company Indemnified Parties” has the meaning specified in Section 7.7.

“Company Licensed Intellectual Property” means Intellectual Property owned by any Person (other than the Company or any Subsidiary of the Company) that is licensed to the Company or any Subsidiary of the Company.

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“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the Merger; provided, however, that solely for purposes of clause (a), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws, GAAP or any Pandemic Measures or any interpretation thereof following the date of this Agreement, (ii) any change in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, including without limitation changes in interest rates or changes in economic, political, business or financial market conditions in or affecting the United States, or the global economy generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, outbreak of disease or illness or public health event (including COVID-19 or another Pandemic) or change in climate, or the escalation of the foregoing, (v) any acts of terrorism or war, including without limitation sabotage or cyberterrorism, the outbreak or escalation of hostilities whether by the United States or others, geopolitical conditions, local, national or international political conditions, or the escalation of the foregoing, (vi) any failure of the Company to meet any projections or forecasts (provided that clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet budgets, projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including without limitation increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (ix) the taking by the Company and its Subsidiaries of any Pandemic Response Measures, or (x) any action taken by, or at the request of, OmniLit or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Net Debt Amount” means, as calculated immediately prior to the Closing, an amount equal to (i) the aggregate indebtedness for borrowed money of the Company and its Subsidiaries minus (ii) Cash and Cash Equivalents.

“Company-Owned Intellectual Property” shall mean all Intellectual Property owned by the Company or its Subsidiaries or that was developed by or for the Company or its Subsidiaries.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Stockholder Approvals” means the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the affirmative vote or written consent of the holders of at least a majority of the shares of Company Common Stock, voting as a single class on an as-converted to Company Common Stock basis, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Stockholder Support Agreement” has the meaning specified in the Recitals hereto.

“Company Transaction Expenses” has the meaning specified in Section 3.3(b).

“Company Transaction Expenses Certificate” has the meaning specified in Section 3.3(b).

“Confidentiality Agreement” means the Nondisclosure Agreement, dated as of November 27, 2022 between OmniLit and the Company.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

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“Contracts” means any contracts, agreements, subcontracts, leases or purchase orders purporting to be legally binding.

“D&O Indemnified Parties” has the meaning specified in Section 7.7.

“Debt Financing” has the meaning specified in Section 7.9.

“Debt Financing Sources” means each entity (including the lenders and each agent and arranger) that has committed to provide or otherwise entered into agreements to provide the Debt Financing or any alternative debt financing to OmniLit or its Affiliates, together with each former, current or future officer, director, member, manager, employee or indirect equity holder, general or limited partner, controlling Person, advisor, attorney, agent and representative of OmniLit or its Affiliates and their respective successors and assigns.

“DGCL” has the meaning specified in the Recitals hereto.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Dollars” or “$” means lawful money of the United States.

“Earnout Period” has the meaning specified in Section 3.4.

“Earnout RSUs” has the meaning specified in Section 3.4.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any Subsidiary thereof would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means a fraction equal to (i) (a) the Aggregate Merger Consideration divided by (b) ten dollars ($10.00), divided by (ii) the Aggregate Fully Diluted Company Common Shares as calculated pursuant to the definition of “Aggregate Fully Diluted Company Common Shares” herein and set forth in the Company Certificate or, if applicable, the Revised Company Certificate, delivered by the Company to the OmniLit pursuant to Section 3.3(c).

“Export Approvals” has the meaning specified in Section 4.26(a).

“Financial Statements” has the meaning specified in Section 4.8(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

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“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Plan” has the meaning specified in Section 7.1.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to the following throughout the world: (i) patents, patent and provisional applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, including any patents issuing on any of the foregoing and any reissues, re-examinations, substitutes, supplementary protection certificates, and extensions of any of the foregoing (collectively, “Patents”); (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, brand names, other source or business identifiers, pending applications therefor, and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing; (iii) registered and unregistered copyrights, database and design rights, mask work rights and moral rights, whether or not registered or published, and applications for registration of copyright, including such corresponding rights in Software and other works of authorship; (iv) trade secrets, know-how, processes, and other confidential information; and (v) any other intellectual property rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Interim Period” has the meaning specified in Section 6.1.

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“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Intervening Event” means an Event occurring after the date of this Agreement (but specifically excluding (a) any Event that relates to or is reasonably likely to give rise to or result in any Business Combination Proposal, (b) any Event described in subsections (ii), (iv), (v) or (vii) of the definition of “Company Material Adverse Effect”; provided, however, that any such Event may be taken into account in determining whether an Intervening Event has occurred to the extent (but only to the extent) it has a disproportionate effect on the Company, taken as a whole, relative to similarly situated Persons operating in the industries in which the Company operates, (c) any change in the price or trading volume of OmniLit Common Stock, and (d) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Merger) that materially and negatively affects the business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, that is consequential to the Company’s earning power over a long-term duration and that was not reasonably foreseeable as of the date of this Agreement and is not cured by the Company prior to the Modification in Recommendation.

“Intervening Event Notice” has the meaning specified in Section 8.2(b).

“Intervening Event Notice Period” has the meaning specified in Section 8.2(b).

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceeding” means any lawsuit, litigation, action, audit, suit, judgment, claim, proceeding or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceeding at law or in equity.

“Letter of Transmittal” has the meaning specified in Section 3.2(d).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Legal Proceeding or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits, certifications, registrations, exemptions, clearances or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

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“Major Company Stockholder” means each of the holders of Company Common Stock set forth on Section 2.4(a)(iv) of the Company Disclosure Letter.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Nasdaq” means Nasdaq Capital Market.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“OmniLit” has the meaning specified in the Preamble hereto.

“OmniLit Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of OmniLit.

“OmniLit Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of OmniLit. In a Special Meeting on January 26, 2023, a vote was passed by the OmniLit Stockholders to allow voluntary conversion of Class B shares to Class A shares prior to the Business Combination.

“OmniLit Common Stock” means prior to the Merger, the OmniLit Class A Common Stock and the OmniLit Class B Common Stock and following the Merger, the OmniLit Post-Merger Class A Common Stock.

“OmniLit Cure Period” has the meaning specified in Section 10.1(g).

“OmniLit Financial Statements” has the meaning specified in Section 5.6(c).

“OmniLit Group” has the meaning specified in Section 11.18(a)

“OmniLit Indemnified Parties” has the meaning specified in Section 7.7.

“OmniLit Option” has the meaning specified in Error! Reference source not found..

“OmniLit Post-Merger Charter” means the form of certificate of incorporation of the OmniLit attached hereto as Exhibit C and to be filed with the Office of the Secretary of State of the State of Delaware following the Effective Time on the Closing Date.

“OmniLit Post-Merger Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of OmniLit, authorized under the OmniLit Post-Merger Charter.

“OmniLit SEC Filings” has the meaning specified in Section 5.5.

“OmniLit Securities” has the meaning specified in Section 5.12(a).

“OmniLit Stockholder Approval” means (i) with respect to the approval and adoption of the OmniLit Post-Merger Charter, the affirmative vote of the holders of majority in voting power of outstanding OmniLit Common Stock and the affirmative vote of the holders of a majority in voting power of each of OmniLit’s Class B Common Stock, (ii) with respect to the adoption and approval of this Agreement and Merger, the approval of the affirmative vote of the holders of a majority of the shares of OmniLit Common Stock that are voted at the OmniLit Stockholders’ Meeting, (iii) with respect to the issuance of shares of OmniLit Post-Merger Class A Common Stock, the stockholder approval required under the rules of the Stock Exchange; (iv) with respect to the approval of the Incentive Equity Plan and the ESPP, the approval of the affirmative vote of a majority of the votes cast and (v) with respect to any Transaction Proposals set forth in Section 8.2(b)(E)-(G), the requisite vote as required by the Governing Documents of the OmniLit, the DGCL and/or any applicable Stock Exchange, as applicable.

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“OmniLit Stockholder Redemption” means the election of an eligible (as determined in accordance with OmniLit’s Governing Documents) holder of OmniLit Class A Common Stock to redeem all or a portion of the shares of OmniLit Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with OmniLit’s Governing Documents) in connection with the Transaction Proposals.

“OmniLit Stockholder Redemption Amount” means the aggregate amount payable with respect to all OmniLit Stockholder Redemptions.

“OmniLit Stockholders” means the stockholders of OmniLit as of immediately prior to the Effective Time.

“OmniLit Stockholders’ Meeting” has the meaning specified in Section 8.2(b).

“OmniLit Transaction Expenses” has the meaning specified in Section 3.3(b).

“OmniLit Transaction Expenses Certificate” has the meaning specified in Section 3.3(b).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any Software subject to an Open Source License.

“Outside Date” has the meaning specified in Section 10.1(d).

“Pandemic” means any a widespread occurrence of an infectious disease over a whole region, country or the world at a particular time, including without limitation SARS CoV-2 or COVID-19, and any evolutions thereof.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, in each case, in connection with or in response to COVID-19 or any other Pandemic, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act (CARES Act).

“Pandemic Response Measures” means any reasonable action, taken or omitted to be taken after the date of this Agreement that is reasonably necessary or prudent in light of the circumstances to be taken in response to a Pandemic, including without limitation COVID-19 or any Pandemic Measures, including the establishment of any commercially reasonable policy, procedure or protocol or to address the easing or removal of operating restrictions previously adopted to address a Pandemic.

“PCAOB” means the Public Company Accounting Oversight Board.

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“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (d) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (f) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable and (g) other Liens that do not materially and adversely affect the value, ordinary course use or operation of the asset subject thereto.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means information and data related to or capable of being used to identify, contact or locate a Person, device or household, including name, street address, telephone number, email address, photograph, payment information, social security number, driver’s license number, passport number, customer or account number and/or any information that is “personal information,” “personal data,” “personal identifiable information” or similar term under any applicable Law.

“Privacy Laws” means applicable foreign and domestic Laws, guidelines, industry frameworks and codes of conduct binding on the Company or that the Company has otherwise represented in writing it complies with, in each case as applicable and in force from time to time, and as amended, consolidated, re-enacted or replaced from time to time, governing the Processing of Personal Information; data security; data breach; data breach notification; data protection; consumer protection; the requirements for website and mobile application privacy policies and practices; profiling and tracking; advertising and marketing; and email, messaging and/or telecommunications, including to the extent applicable to the Company, the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act, the Telephone Consumer Protection Act, California Consumer Privacy Act (“CCPA”), the General Data Protection Regulation 2016/679 (“GDPR”), the UK Data Protection the UK Data Protection Act 2018 (“UK DPA”), the UK General Data Protection Regulation as defined by the UK DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (“UK GDPR”), and the Privacy and Electronic Communications Regulations 2003, and Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector (“e-Privacy Directive”) the European Electronic Communications Code (“EECC”) (and any national legislation that implements it) and the Payment Card Industry Data security Standards.

“Processing” means the receipt, collection, storage, use, security, transfer, disclosure or other operation or set of operations performed on Personal Information.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q2 Financial Statements” has the meaning specified in Section 6.3(b).

“Q3 Financial Statements” has the meaning specified in Section 6.3(b).

“R&G” has the meaning specified in Section 11.18(a).

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“R&G Privileged Communication” has the meaning specified in Section 11.18(a).

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by OmniLit under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Requisite Stockholders” means each of the holders of Company Common Stock set forth on Section 8.2(a) of the Company Disclosure Letter.

“Revised Company Certificate” has the meaning specified in Section 3.3(c).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Special Committee” has the meaning specified in the Recitals hereto.

“Sponsor” means OmniLit Sponsor LLC.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Stock Exchange” means Nasdaq.

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“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating OmniLit Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(d).

“Top Vendors” has the meaning specified in Section 4.28(a).

“Transaction Expenses” means, with respect to any Person, the following out-of-pocket fees and expenses paid or payable by such Person or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (and, in the case of OmniLit, any deferred or unpaid underwriting commissions and other fees relating to OmniLit’s initial public offering), (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by such Person or such Person’s Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of such Person or any Subsidiary of such Person in connection with the transactions contemplated hereby (whether or not tied to any subsequent event or condition, such as a termination of service), including the employer portion of payroll Taxes arising therefrom (but excluding, for clarity, any payments that become payable due to a termination of service following Closing), (c) the portion of the fees payable by such Person pursuant to Section 8.1(e) and Section 8.2(a)(vi), (d) all fees and expenses incurred in connection with obtaining approval of the Stock Exchange under Section 7.3, and (e) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by such Person or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

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“Working Capital Loans” means any loan made to OmniLit by any of the Sponsor, an Affiliate of the Sponsor, or any of OmniLit’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c).

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties set forth in this Agreement or any Ancillary Agreement, provided, that such actual and intentional fraud of such Person shall only be deemed to exist if (i) if such Person is the Company, any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or (ii) if such Person is OmniLit or Merger Sub, any of the executive officers of the OmniLit as disclosed in the OmniLit SEC Filings (in the case of OmniLit), had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to this Agreement or any Ancillary Agreement, in each case, as qualified by the applicable disclosure letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the actual knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of OmniLit shall mean the actual knowledge of each of the executive officers of OmniLit as disclosed in the OmniLit SEC Filings.

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Article II

THE MERGER; CLOSING

Section 2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, OmniLit, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), in a form reasonably satisfactory to the Company and OmniLit, executed by the Company in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) As of the Effective Time of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of OmniLit.

Section 2.2. Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) as promptly as practicable, but in no event later than the date that is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as OmniLit and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, OmniLit, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing on the Closing Date with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by OmniLit and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to OmniLit:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled (the “Company Closing Certificate”);

(ii) evidence reasonably satisfactory to the OmniLit that the requirements set forth in Section 3.4 have been fulfilled;

(iii) the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iv) a certificate of the secretary of the Company certifying the resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance of this Agreement and its Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Company);

(v) the Registration Rights Agreement, duly executed by the Major Company Stockholders who have elected to execute the Registration Rights Agreement;

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(vi) the Sponsor Support Agreement, duly executed by an officer of the Company; and

(vii) a Certificate of Good Standing for the Company from the Secretary of State of the State of Delaware;

(viii) a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, OmniLit will deliver or cause to be delivered:

(i) to the Exchange Agent, the number of shares of OmniLit Post-Merger Class A Common Stock equal to the portion of the Aggregate Merger Consideration to be paid to holders of Company Common Stock for further distribution to the Company’s stockholders pursuant to Section 3.2, provided, that, for the avoidance of doubt, such shares shall be delivered immediately following the effectiveness of the OmniLit Post-Merger Charter;

(ii) to the Company, a certificate signed by an officer of OmniLit, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled (the “OmniLit Closing Certificate”);

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of OmniLit and the Sponsor;

(iv) the Sponsor Support Agreement, duly executed by the Sponsors (as defined therein) and an officer of OmniLit; and

(v) to the Company, the written resignations of all of the directors and officers of OmniLit and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of OmniLit after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, OmniLit shall pay or cause to be paid by wire transfer of immediately available funds, without duplication, (i) (A) the OmniLit Transaction Expenses as set forth on OmniLit Transaction Expenses Certificate, and (B) any amounts outstanding under any Working Capital Loans, and (ii) the Company Transaction Expenses as set forth on Company Transaction Expenses Certificate; provided, that any Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5. Governing Documents.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the Merger Sub until thereafter amended as provided therein and under the DGCL. The parties shall take all actions necessary to ensure that, at the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub as in effect as of immediately prior to the Effective Time, until thereafter amended as provided therein or by the DGCL.

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(b) The certificate of incorporation and bylaws of OmniLit shall be amended on the Closing Date but after the Effective Time to read in the form attached as Exhibits C and D hereto (with such changes that are not material as may be agreed in writing by OmniLit and the Company), and such certificate of incorporation and bylaws shall be the certificate of incorporation and bylaws of OmniLit from and after the effectiveness thereof, until thereafter amended as provided therein and under the DGCL.

Section 2.6. Directors and Officers.

(a) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of the Surviving Corporation in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(a) of the Company Disclosure Letter), respectively, of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of OmniLit in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of OmniLit, each to hold office in accordance with the Governing Documents of OmniLit until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.7. Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of OmniLit, the Company and Merger Sub are to be parties under Section 368(b) of the Code and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Merger shall be reported by the parties and their respective Affiliates for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including in the event the SEC requests or requires a tax opinion with respect to any discussion in the Registration Statement of the United States federal income tax consequences to the Company stockholders of the transactions contemplated by this Agreement, such tax opinion shall be provided by the Company’s tax advisor at the Surviving Corporation’s expense and each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor upon which such advisor shall be entitled to rely in rendering such tax opinion. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

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Article III

EFFECTS OF THE MERGER ON THE COMPANY COMMON STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock or any other party each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, (other than (i) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be cancelled as part of the Merger and shall not constitute “Company Common Stock” hereunder (each such share, a “Treasury Share”), and (ii) any Dissenting Shares (as defined in Section 3.6)) shall be cancelled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.2(a).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of OmniLit or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into one (1) share of common stock, par value $0.0001 of the Surviving Corporation.

Section 3.2. Exchange Procedures

(a) Each holder of shares of Company Common Stock as of immediately prior to the Effective Time (other than in respect of (y) Treasury Shares and (z) Dissenting Shares, shall be converted into the right to receive a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by (ii) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.

(b) Notwithstanding anything in this Agreement to the contrary, no fractional shares of OmniLit Post-Merger Class A Common Stock shall be issued as a result of the Merger.

(c) Prior to the Closing, OmniLit shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. Immediately following the effectiveness of the OmniLit Post-Merger Charter (which shall be effective promptly after the Effective Time and in any event on the Closing Date), OmniLit shall deposit with the Exchange Agent the number of shares of OmniLit Post-Merger Class A Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in shares of OmniLit Post-Merger Class A Common Stock.

(d) Reasonably promptly after the Effective Time, OmniLit shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as OmniLit may reasonably specify and are consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed)) for use in such exchange (each, a “Letter of Transmittal”).

(e) Upon delivery to the Exchange Agent of a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent, each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration. No interest shall be paid or accrued upon the transfer of any share.

(f) Promptly following the date that is one (1) year after the Effective Time, OmniLit shall instruct the Exchange Agent to deliver to OmniLit all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to OmniLit, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to OmniLit and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and OmniLit shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. No interest shall be paid or accrued upon the transfer of any such share. None of OmniLit, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

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Section 3.3. Allocation Schedule; Transaction Expense Certificates; Company Certificate.

(a) No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to OmniLit an allocation schedule (the “Allocation Schedule”) setting forth: (i) (A) the number of shares of Company Common Stock held by each Company stockholder. At the reasonable request of OmniLit, the Company shall provide the OmniLit with reasonable detailed supporting documentation used in preparing the Allocation Schedule and any additional information in its possession reasonably requested by the OmniLit in connection with its review of the Allocation Schedule, and shall provide the OmniLit with a reasonable opportunity to review and comment on such drafts and shall consider such comments in good faith.

(b) At least three (3) Business Days prior to the Closing Date, (i) the Company shall deliver to OmniLit copies of all invoices for all accrued and unpaid Transaction Expenses of the Company (“Company Transaction Expenses”) (whether payable on, prior to or after the Closing), as well as a certificate, duly executed and certificated by a director of the Company, setting forth in reasonable detail the Company’s good faith calculation of the aggregate amount of Company Transaction Expenses (the “Company Transaction Expenses Certificate”) and, to the extent applicable, any W-9, W-8 or other tax forms in the Company’s possession and reasonably requested by Sponsor or OmniLit in connection with payment thereof and wire transfer instructions for the payment of such Company Transaction Expenses, and (ii) OmniLit shall deliver to the Company copies of all invoices for all accrued and unpaid transaction expenses of OmniLit (the “OmniLit Transaction Expenses”) (whether payable on, prior to or after the Closing), as well as a certificate, duly executed and certificated by an executive officer of OmniLit, setting forth in reasonable detail OmniLit’s good faith calculation of the aggregate amount of OmniLit Transaction Expenses (the “OmniLit Transaction Expenses Certificate”). The Company will provide OmniLit with a reasonable opportunity to review and comment on the Company Transaction Expenses Certificate and shall consider such comments in good faith. OmniLit will provide the Company with a reasonable opportunity to review and comment on the OnmiLit Transaction Expenses Certificate and shall consider such comments in good faith.

(c) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to OmniLit a certificate (the “Company Certificate”), duly executed and certified by a director of the Company, setting forth (and attaching reasonable supporting details to enable a review thereof by OmniLit) an example good faith pro forma calculation as of the Closing Date and based on (i) the Company Transaction Expenses Certificate, (ii) the OmniLit Transaction Expenses Certificate, (iii) the Allocation Schedule, and (iv) any other documentation required and applicable, of: (x) the Aggregate Merger Consideration (including a good faith estimate of each of the components comprising the Aggregate Merger Consideration), and (y) the Exchange Ratio. The Company will provide OmniLit with a reasonable opportunity to review and comment on the Company Certificate, and will provide to OmniLit additional information in its possession reasonably requested by OmniLit in connection with its review of such documentation and calculations, and shall consider such comments in good faith and revise the Company Certificate to incorporate any such comments from OmniLit that are acceptable to the Company after having considered them in good faith (such revised Company Certificate, the “Revised Company Certificate”).

Section 3.4. Earnout Awards.

(a) At the Closing, OmniLit shall issue up to 28,000,000 restricted stock units (the “Earnout RSUs”) to the Company’s existing stockholders as of immediately prior to the Closing and to Management of the Surviving Corporation in such amounts (for each Eligible Company Person, its “Earnout RSU Allocation”) as set forth on Schedule I hereto, and in accordance with the terms of Incentive Plan attached hereto as Exhibit F (the “Incentive Plan”). The Earnout RSUs shall vest upon the achievement of multiple strategic and operational thresholds of the OmniLit Common Stock following the Closing as determined by the Board as Directors in its discretion (the “Earnout Period”). The Earnout RSUs shall be issued pursuant to awards agreements substantially in the form attached hereto as Exhibit H (the “Form of Earnout RSU Award Agreement”).

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(b) At the Closing, OmniLit shall issue 26,000,000 additional shares of OmniLit Common Stock (the “Contingent Earnout”) to the Company’s existing stockholders as of immediately prior to the Closing, which Contingent Earnout shares will vest upon achievement of the targets set forth in this Section 3.4(b). The Contingent Earnout shares will vest upon OmniLit Common Stock achieving the following stock trading price thresholds (the “Contingent Earnout Trigger Price”) following the Closing: one-third (1/3rd) at $12.50 per share, one-third (1/3rd) at $14.00 per share, and one-third (1/3rd) at $15.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). The Contingent Earnout shares which remain unvested as of the date five (5) years from the Closing (the “Earnout Period”) will be deemed cancelled and no longer subject to vesting. The achievement of the Contingent Earnout Trigger Price will be based on either (a) the closing price of the OmniLit Common Stock equaling or exceeding the specified threshold for twenty (20) trading days within any thirty (30)-trading day period, or (b) upon the consummation of a change of control transaction in which the per share price implied in such change of control transaction is greater than or equal to the applicable threshold. All Contingent Earnout shares will be issued pro rata to the Company existing stockholders as of immediately prior to the Closing in proportion to their owned shares of Company common stock immediately prior to the Closing.

(c) Following the Closing, OmniLit may issue up to 2,000,000 shares of OmniLit Common Stock (the “Performance-based-Earnout”) to members of the management team of the Surviving Corporation from time to time, to the extent determined by the Board of Directors in its sole discretion, to be issued as restricted stock units or incentive equity grants pursuant to the Incentive Plan described below. The Performance-based Earnout shares shall be awarded by the Board of Directors in its sole discretion but may be based on the Surviving Corporation achieving the following performance threshold following the Closing: one-half (1/2) at achieving revenue of $75 million and adjusted EBITDA of $22.6 million based on 2024 financial audited statements, and one-half (1/2) at achieving revenue of $196 million and adjusted EBITDA of $50.6 million based on the 2025 financial audit statement.

(d) For the avoidance of doubt, the Earnout RSUs, Contingent Earnout shares, and Performance-based Earnout shares (each, an “Award”) shall be eligible to vest only upon the occurrence of triggering events as set forth in subsection (a), (b) and (c) above or as set forth in the award agreement relating to each such award; provided, however, that each trigger event shall only occur once, if at all, and in no event shall the recipient of an award be entitled to receive more than an aggregate amount of shares or RSUs as provided in (a), (b), and (c).

(e) Notwithstanding anything to the contrary in the foregoing provisions of this Section 3.4, in the event that OmniLit is unable to determine in good faith that any recipient of an Award is an Accredited Investor (as defined in Rule 501 under the Securities Act), then OmniLit may elect to satisfy such recipient’s right to receive its Award by instead delivering to such holder an amount of cash equal to the product of real number value of such recipient’s Award and the average of the closing price of one share of OmniLit Common Stock quoted on the NASDAQ (or the exchange on which the shares of OmniLit Class A Common Stock are then listed) for the twenty (20) Trading Days ending on the date of calculation.

(f) All Awards to be issued and delivered in connection with this Section 3.4 to a recipient: (i) are an integral part of the consideration to be received in connection with the Merger; (ii) shall not represent any ownership or equity interest and shall not carry voting or dividend rights or bear a stated rate of interest or any other rights as a stockholder of the Company; (iii) shall be non-transferable or assignable, except by operation of law or by will or intestacy; and (iv) shall not be evidenced by any form of certificate or instrument.

(g) No certificates or scrip or shares representing fractional shares of OmniLit Common Stock shall be issued in respect of Awards. In lieu of any fractional share of OmniLit Common Stock to which any recipient of an Award would otherwise be entitled in respect of an Award, the shares subject to such Award shall provide for the rounding up or down to the nearest whole share of OmniLit Common Stock, as applicable (with 0.5 of a share or greater rounded up). No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(h) All Awards to be issued and delivered in connection with this Section 3.4 to recipients shall be, upon issuance and delivery of such Awards or the corresponding OmniLit Class A Common Stock, as applicable, duly authorized and validly issued and, to the extent such concept is applicable, fully paid and non-assessable, free and clear of any Liens, other than Liens as created by the Organizational Documents of the OmniLit or the Surviving Corporation, as applicable, or arising pursuant to applicable securities Laws.

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(i) If a recipient of an Award has provided written notification to the OmniLit within ten (10) Business Days following the receipt of a notice from OmniLit indicating that any of its Awards shall vest, that such vesting shall require such recipient to file a notification pursuant to the HSR Act with respect to such vesting Award, then OmniLit shall not vest such Award, and such notice shall specifically state that in such event OmniLit will not issue or vest such Award until any applicable waiting period pursuant to the HSR Act has expired or been terminated.

Section 3.5. Withholding. Notwithstanding any other provision to this Agreement, OmniLit, the Company, the Surviving Corporation and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by OmniLit, the Company, the Surviving Corporation or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made. Other than with respect to any compensatory payment subject to payroll withholding, the parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 3.6. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive their pro rata portion of the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide OmniLit prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of OmniLit (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to OmniLit and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to OmniLit and Merger Sub as follows:

Section 4.1. Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite corporate or limited liability company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to OmniLit, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company as of the date hereof and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. As of the date hereof, the Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case as amended to the date of this Agreement, have been previously made available to OmniLit by or on behalf of the Company. As of the date hereof, each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3. Due Authorization.

(a) Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the applicable Ancillary Agreements (other than the Company Stockholder Approvals). This Agreement has been, and on or prior to the Closing, the applicable Ancillary Agreements will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, each applicable Ancillary Agreement will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) declaring that this Agreement and the applicable Ancillary Agreements, and the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the applicable Ancillary Agreements, and the transactions contemplated hereby and thereby, including the Merger. No other company or corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the applicable Ancillary Agreements, or to approve the Merger, other than the Company Stockholder Approvals.

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of its Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract, or terminate or result in the termination of any Material Contract, (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens), or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in the case of clauses (b) through (f), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

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Section 4.5. Governmental Authorities; Consents. No action or non-action by, notice to, consent, waiver, permit, approval or authorization of, expiration of any waiting period under applicable Law promulgated by, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, the Exchange Act and the Securities Act (and any other applicable U.S. state or federal securities Laws); (ii) as disclosed on Section 4.5 of the Company Disclosure Letter; (iii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (iv) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6. Capitalization of the Company.

(a) Section 4.6(a) of the Company Disclosure Letter sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all equity securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, and (iii) the confirmation no incentive stock options, restricted stock units, or other various Company awards are issued. The equity securities of the Company (x) have been duly authorized and validly issued and are fully paid and non-assessable; (y) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (z) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound.

(b) Except as otherwise set forth in this Section 4.6 or on Section 4.6 of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for equity securities of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any equity securities of the Company.

Section 4.7. Capitalization of Subsidiaries.

(a) Section 4.7 of the Company Disclosure Letter sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all equity securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (w) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (x) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (z) are free and clear of any Liens (other than Permitted Liens).

(b) There are no outstanding or authorized subscriptions, options, compensatory equity awards, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

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Section 4.8. Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheet and statements of operations and comprehensive loss, stockholders’ (deficit) earnings and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2022 (the “Financial Statements”).

(b) The Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ earnings and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved, (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries, in effect as of the respective dates thereof.

(c) The Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company and its Subsidiaries’ assets. The Company maintains and, for all periods covered by the Financial Statements, has maintained books and records of the Company and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries in all material respects.

(d) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor, to the knowledge of the Company, any independent auditor of the Company, has identified or been made aware of during the past three (3) years (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9. Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, in each case of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, the Company or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) adequately reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries (none of which is a liability for breach of Contract, breach of warranty, tort, infringement or violation of Law), (c) that that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of Company Transaction Expenses to be delivered to OmniLit by the Company pursuant to Section 2.4(c) or (d) that are not, and would not be expected to be, material to the Company and its Subsidiaries taken as a whole.

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, there are, and for the past three (3) years there have been, (a) no pending or, to the knowledge of the Company, threatened, Legal Proceedings against the Company or any Subsidiary of the Company or their respective properties or assets; and (b) no outstanding Governmental Order imposed upon the Company or any Subsidiary of the Company; nor are any properties or assets of the Company or its Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

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Section 4.11. Legal Compliance.

(a) Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws in all material respects, except where the failure to so comply with such applicable Laws has not been, and would not be expected to be, material to the Company and its Subsidiaries taken as a whole.

(b) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that material violations of applicable Law by any of the Company or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or its Subsidiaries, will be prevented, detected and deterred.

Section 4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xviii) below to which, as of the date of this Agreement, a Company or any Subsidiary of the Company is a party or by which they are bound.

(i) Contracts with the Top Vendors;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of its Subsidiaries, including any agreement or commitment for future loans, credit or financing;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, or under which the Company or Subsidiary has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment;

(iv) Each lease, rental or occupancy agreement, license, instalment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);

(vi) Each Contract that involves profit-sharing, which requires, or would reasonably be expected to require (based on any occurrence, development, or event contemplated by such Contract), aggregate payments to or from the Company and its Subsidiaries in excess of $500,000 over the life of the Contract;

(vii) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or its Subsidiaries (other than the Company or any of its Subsidiaries), the officers, directors or managers (or equivalents) of the Company or the Company’s Subsidiaries, the members or stockholders of the Company or its Subsidiaries, any employee of the Company or its Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

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(viii) Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Vice President or higher, other than offer letters, equity award agreements, and confidentiality and assignment agreements, in each case, that do not (i) differ materially from the form of such agreements provided to OmniLit or (ii) provide for severance or change in control payments or benefits;

(ix) Contracts with any employee, officer, manager, director or consultant of the Company or its Subsidiaries that provide for (A) annual compensation that may exceed $250,000, (B) change in control, retention or similar payments or benefits upon, in connection with, accelerated by or triggered by the consummation of the transactions contemplated hereby, and/or (C) severance, termination or notice payments or benefits upon a termination of the applicable Person’s service with the Company or any Subsidiary of the Company (excluding payments and benefits mandated by applicable Law);

(x) Contracts of the Company or any of its Subsidiaries that (A) prohibit or limit the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business in any material respect; (B) prohibit or restrict the Company and its Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect; or (C) contain any other provisions restricting or purporting to restrict in any material respect the ability of the Company or any of its Subsidiaries to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, the OmniLit or any of its Affiliates after the Closing;

(xi) Any collective bargaining (or similar) agreement or Contract with any labor union or other body representing employees of the Company or any of its Subsidiaries;

(xii) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including Contracts, purchase orders and insertion orders entered into in the ordinary course of business, non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any Subsidiary of the Company (i) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than (A) Contracts granting nonexclusive rights to use commercially available off-the-shelf software and any other similar software licenses (including software-as-a-service) that are commercially available on standard terms to the public, (B) Open Source Licenses, (C) non-exclusive licenses for content or assets used in the products, services, or in the conduct of the business of the Company or any of its Subsidiaries involving payments of less than $500,000 per year and (D) employee confidentiality and invention assignment agreements);

(xiii) Each Contract requiring capital expenditures by the Company or any of its Subsidiaries after the date of this Agreement in an amount in excess of $750,000 in any calendar year;

(xiv) Contracts that (A) grants to any third Person any material “most favored nation rights” or similar provisions, obligations or restrictions, or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $750,000 in any calendar year;

(xv) Contracts with any Person (A) pursuant to which the Company or any Subsidiary of the Company (or OmniLit or any of its Affiliates after the Closing) may be required to pay material milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which the Company or any Subsidiary of the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company product or Intellectual Property;

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(xvi) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of its Subsidiaries;

(xvii) Any Contract for the settlement or conciliation of an Action or Legal Proceeding or other dispute with a third party (A) the performance of which would involve any payments after the date of this Agreement, (B) with a Governmental Authority or (C) that imposes any material, non-monetary obligations on the Company or any of its Subsidiaries (or the Surviving Corporation after the Closing); and

(xviii) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvii) of this Section 4.12(a).

(b) All of the foregoing Contracts listed or required to be listed pursuant to Section 4.12(a) in the Company Disclosure Letter, including all amendment and modifications thereto, are sometimes collectively referred to as “Material Contracts”. True, correct and complete copies of the Material Contracts have previously been delivered to or made available to OmniLit or its agents or representatives. Each Material Contract is (i) in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) represents the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represents the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under the Material Contracts and none of the Company, the Company Subsidiaries, or, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the 12 months prior to the date of this Agreement, none of the Company or any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has made available to OmniLit, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent non-discrimination testing results relating to such Company Benefit Plan, and (G) all non-routine written correspondence to or from any Governmental Authority relating to such Company Benefit Plan.

(b) (i) Each Company Benefit Plan has been operated, funded and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan have been made or, to the extent not yet due, accrued and reflected in the Company’s financial statements to the extent required by GAAP in accordance with the terms of the Company Benefit Plan and applicable Law; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

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(c) No Company Benefit Plan is, and none of the Company, its Subsidiaries or any of their ERISA Affiliates has sponsored or contributed to, been required to contribute to, or has any liability (whether actual or contingent) with respect to, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA), (ii) a defined benefit pension plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). None of the Company, its Subsidiaries or any of their ERISA Affiliates has incurred or would reasonably be expected to incur any liability under Title IV of ERISA.

(d) With respect to each Company Benefit Plan, no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceedings.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death, life insurance, welfare or similar benefits (whether or not insured) for employees, former employees, consultants, managers or directors of the Company or any Subsidiary of the Company (or any dependent or beneficiary thereof) for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law or benefits the full cost of which is borne by the current or former employee, consultant, manager or director (or his or her beneficiary).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other service provider, (iii) accelerate the vesting and/or settlement of any Company Award, or (iv) restrict the Company’s or any Subsidiary’s rights to amend or terminate any Company Benefit Plan.

(g) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for, and the Company and its Subsidiaries do not have any obligation to make, a Tax gross-up, make whole or similar payment with respect to any Taxes, including any Taxes imposed under Sections 409A or 4999 of the Code. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code. No payment or benefit under any Company Benefit Plan has been, is or is reasonably expected to be subject to the penalties imposed under or by operation of Section 409A of the Code.

(h) There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. Each Company Benefit Plan may be amended, terminated or otherwise modified (including cessation of participation) by the Company or any of its Subsidiaries to the greatest extent permitted by applicable Law. Except as required by applicable Law, neither the Company nor any of its Subsidiaries has announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan. No Company Benefit Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. Neither the Company nor any Subsidiary of the Company has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(i) There is no action currently contemplated by the Company or any of its Subsidiaries, and for the past three years, no action has been taken by the Company or any of its Subsidiaries, in respect of any current or former employee or individual independent contractor of the Company or any of its Subsidiaries or such individuals’ compensation or benefits, in each case, in response to COVID-19.

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Section 4.14. Labor Relations; Employees.

(a) (i) Neither the Company nor any of its Subsidiaries is or has at any time been a party to or bound by any collective bargaining agreement, or any similar agreement with a labor union, works council or other employee representative, (ii) no such agreement is being negotiated by the Company or any Subsidiary of the Company, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. There is no pending and, in the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) written or, to the knowledge of the Company, oral, notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) written or, to the knowledge of the Company, oral, notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) written or, to the knowledge of the Company, oral, notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written or, to the knowledge of the Company, oral, notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) written or, to the knowledge of the Company, oral, notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and no Legal Proceeding relating to the foregoing matters or any other employment or labor matters is pending or, to the knowledge of the Company, threatened, nor has any such Legal Proceeding occurred in the past three (3) years.

(d) None of the Company or any of its Subsidiaries (A) has or has had in the past three (3) years any material liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had in the past three (3) years any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company or any of its Subsidiaries (other than routine payments to be made in the normal course of business and consistent with past practice), or (C) is delinquent in any payments to any employee or independent contractor for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or independent contractor.

(e) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any Subsidiary of the Company is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any Subsidiary of the Company or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any Subsidiary of the Company or (B) the knowledge or use of trade secrets or proprietary information. In the past 12 months (i) no director, manager, officer, or management-level or key employee’s employment with the Company or any of its Subsidiaries has been terminated or furloughed for any reason; and (ii) no director, manager, officer, or management-level or key employee, or group of employees, has provided notice of any plans to terminate his, her or their employment or service arrangement with the Company or any of its Subsidiaries.

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(f) None of the Company or its Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any Subsidiary of the Company that involves allegations relating to sexual harassment, sexual misconduct or discrimination by any officer, director, manager or employee of the Company or any Subsidiary of the Company and, in the last three (3) years, there have not been any internal investigations by or on behalf of the Company or any Subsidiary of the Company with respect to any claims or allegations of sexual harassment, misconduct or abuse against or involving any employee, officer, manager or director of the Company or any of its Subsidiaries. In the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any officer, director, manager or employee of the Company or any Subsidiary of the Company, and the Company and its Subsidiaries have not otherwise become aware of any such allegations. To the knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation against or involving the Company or its Subsidiaries or any employee, officer, manager or director thereof.

(g) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

(h) The Company and its Subsidiaries currently classify and have properly classified (i) each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and similar applicable Laws (as applicable), and (ii) each of its individual service providers as either employees or independent contractors in accordance with applicable Law and for the purpose of all Company Benefit Plans.

(i) No employee layoff, facility closure or shutdown (whether voluntary or by order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company or any of its Subsidiaries has occurred in the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. None of the Company or any of its Subsidiaries have otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any COVID-19 Measures.

(j) None of the Company or any of its Subsidiaries (i) is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, and/or (ii) is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, without limitation, prevailing wage Laws. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and none of the Company or any of its Subsidiaries has been reassessed in any material respect under such legislation during the past three (3) years and, to the knowledge of the Company, no audit of the Company or any of its Subsidiaries is currently being performed pursuant to any applicable workplace safety and insurance legislation.

Section 4.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

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(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or, to the knowledge of the Company, oral, or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of the Company or any of its Subsidiaries, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) None of the Company or any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes of the Company and its Subsidiaries.

(g) None of the Company or any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any agreement (i) solely between the Company and its existing Subsidiaries or (ii) commercial Contracts the principal purpose of which is not Taxes).

(h) During the past three (3) years, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) None of the Company or any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than commercial Contracts the principal purpose of which is not related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for United States federal, state or local income Tax purposes, other than a group the common parent of which was the Company.

(j) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) None of the Company or any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l) None of the Company or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m) None of the Company or any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) instalment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

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(n) The Company and its Subsidiaries have not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.16. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which OmniLit, the Company or any of its Subsidiaries has any obligation.

Section 4.17. Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any Subsidiary of the Company as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to OmniLit. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy. To the knowledge of the Company, there are no events, circumstances or other liabilities that give rise to a material claim under such insurance policies. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each material License is in full force and effect in accordance with its terms and (b) no written notice of revocation, cancellation or termination of any material License has been received by the Company or Subsidiary of the Company.

Section 4.19. Equipment and Other Tangible Property. The Company or its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20. Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have delivered to OmniLit true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”).

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(iii) The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv) There is no material breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any third party under any Real Property Lease, and, to the knowledge of the Company, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(v) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi) None of the Company or any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns any real property in fee simple.

Section 4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for or filed with a Governmental Authority and is owned by the Company or any of its Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property and all such Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, is valid (or validly applied for) and enforceable. Except as set forth on Section 4.21(a) of the Company Disclosure Letter, no application for Company Registered Intellectual Property filed by or on behalf of the Company has been abandoned, allowed to lapse, or rejected, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All maintenance and renewal fees in connection with Company Registered Intellectual Property have been made and all documents, recordation’s and certifications in connection with such Company Registered Intellectual Property have been filed, with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of prosecuting, perfecting and maintaining such Company Registered Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) The Company or one of its Subsidiaries owns exclusively, free and clear of all Liens (other than Permitted Liens) all Company-Owned Intellectual Property and has a valid right to use all other Intellectual Property reasonably necessary for or used in the continued conduct of the business of the Company and its Subsidiaries. Except as set forth on Section 4.21(b) of the Company Disclosure Letter, the Company has not (i) transferred ownership of, (ii) agreed to transfer ownership of, (iii) permitted any Person to retain joint ownership of, (iv) granted any exclusive license to any Person with respect to, or (v) permitted to enter into the public domain, any material Intellectual Property that is or was Company-Owned Intellectual Property.

(c) Section 4.21(c) of the Company Disclosure Letter sets forth: (i) a list of all Contracts under which any Person has been granted any right or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company-Owned Intellectual Property, other than (A) Contracts, purchase orders, insertion orders entered into in the ordinary course of business on the Company’s standard forms, copies of which have been provided to OmniLit, (B) non-disclosure agreements, (C) contractor services agreements and consulting services agreements that do not involve the creation or development of any Company-Owned Intellectual Property, and (D) marketing, printing or advertising Contracts containing incidental trademark licenses, and (ii) a list of all Contracts pursuant to which the Company or any Subsidiary of the Company receives any rights in any Company Licensed Intellectual Property, other than (w) Contracts granting nonexclusive rights to use commercially available off-the-shelf software and any other similar software licenses (including software-as-a-service) that are commercially available on standard terms to the public, (x) Open Source Licenses, (y) non-exclusive licenses for content or assets used in the products, services, or in the conduct of the business of the Company or any of its Subsidiaries involving payments of less than $500,000 per year; and (z) employee confidentiality and invention assignment agreements.

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(d) The Company and its Subsidiaries have not infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person. Within the three (3) years preceding the date of this Agreement, no claim or action has been brought against the Company and the Company has not received any written communications (i) alleging that the Company or a Subsidiary of the Company has infringed, misappropriated or otherwise violated any intellectual property rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned Intellectual Property, (iii) inviting the Company or any of its Subsidiaries to take a license under any Patent or consider the applicability of any Patents to any products, services, or the conduct of the business of the Company or any of its Subsidiaries, or (iv) otherwise claiming that the operation of the Company’s business, infringes, misappropriates or violates the Intellectual Property rights or any other rights of any Person (including any right to privacy or right of publicity) or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(e) To the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Company-Owned Intellectual Property in any material respect, and (ii) the Company and its Subsidiaries have not brought any Legal Proceeding against any Person for infringement, misappropriation or violation of any of its Intellectual Property rights within the three (3) years preceding the date of this Agreement or sent any written notice, charge, complaint, claim or other assertion against any Person claiming infringement or violation by or misappropriation of any Company-Owned Intellectual Property.

(f) The Company and its Subsidiaries take and have taken all commercially reasonable measures to protect the confidentiality of trade secrets, know-how, and other confidential information included in the Company-Owned Intellectual Property that is material to the business of the Company and its Subsidiaries. Without limiting the foregoing, none of the Company or any of its Subsidiaries have disclosed any trade secrets, know-how, or confidential information to any other person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction, or disclosure. Each of the Company and its Subsidiaries’ employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company-Owned Intellectual Property (each such person, a “Creator”) has executed and delivered to the Company or its Subsidiary a written legally binding agreement with customary terms restricting the use and disclosure of such confidential information. The Company and its Subsidiaries have implemented and maintain reasonable and appropriate disaster recovery and security plans, procedures and facilities and has taken other reasonable steps to safeguard its confidential information and information technology systems used in the operation of the business of the Company and its Subsidiaries, from unauthorized or illegal access and use or loss of confidentiality, integrity or availability. To the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any trade secrets, know-how, or other confidential information of the Company or its Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(g) Each Creator who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property has entered into a proprietary information and invention disclosure and Intellectual Property Rights assignment agreement with the Company or its Subsidiary that includes a present assignment to the Company or such Subsidiary all Intellectual Property authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with the Company or such Subsidiary, and to the knowledge of the Company each such assignment agreement is enforceable against the respective Creator.

(h) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or such Subsidiary or (ii) in breach of any Contract with any former employer or other Person concerning Company-Owned Intellectual Property or confidentiality provisions protecting trade secrets and confidential information comprising Company-Owned Intellectual Property.

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(i) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Company-Owned Intellectual Property and used in connection with the business.

(j) None of the Company-Owned Intellectual Property and, to the knowledge of the Company, none of the Company Licensed Intellectual Property is subject to any outstanding Governmental Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or any of its Subsidiaries, or affects the validity, use or enforceability of any such Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, taken as a whole.

(k) Neither the Company nor any of its Subsidiaries is bound by, and no Company-Owned Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, enforce, sell, transfer or dispose of any such Company-Owned Intellectual Property anywhere in the world, in each case, in a manner that would materially limit the business of the Company as conducted or planned to be conducted.

(l) Neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any escrow agent or Person, agreed or obligated itself to disclose, deliver, license or make available to any escrow agent or Person, or permitted the disclosure or delivery to any escrow agent or other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company-Owned Intellectual Property (“Company Source Code”), and no other Person has the right, contingent or otherwise, to obtain access to or use any Company Source Code other than in the ordinary course of business. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a Person of any Company Source Code.

(m) With respect to the Software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such Software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other Software or information or data (or any parts thereof) of the Company or any of its Subsidiaries or customers of the Company and its Subsidiaries.

(n) The Company and its Subsidiaries’ use and distribution of (i) Software developed by the Company or any of its Subsidiaries, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. The Company and its Subsidiaries have not used any Open Source Materials in a manner that requires any Software or Company-Owned Intellectual Property, to be subject to Copyleft Licenses.

(o) The Company-Owned Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, constitutes all of the intellectual property rights used or held for use by the Company or any Subsidiary of the Company in the operation of their respective businesses, and, to the knowledge of the Company, all Intellectual Property necessary and sufficient to enable the Company and any Subsidiary of the Company to conduct their respective businesses as currently conducted in all material respects.

Section 4.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and have at all times been in material compliance with (i) Privacy Laws, (ii) policies, notices, statements and representations relating to the Processing of Personal Information, (iii) any privacy choices required by applicable Law, including opt-out preferences offered by the Company or its Subsidiaries to end users relating to Personal Information, and (iv) any contractual commitment made by the Company or any Subsidiary of the Company that is applicable to Personal Information, including contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, ((i)-(iv) together with Privacy Laws, the “Company Privacy Commitments”).

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(b) The execution and delivery by the Company of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) require the delivery of any notice to or consent from any Person relating to Personal Information and (ii) conflict with or materially violate any Company Privacy Commitments. For the avoidance of doubt, to the extent Personal Information held or controlled by the Company is “personal information” under the CCPA, such data is an asset as contemplated by section 1798.140(t)(2)(D). The Company and its Subsidiaries currently make, and have at all times made, available to individuals (in each case, at or before the moment of collection of Personal Information) privacy policies and such policies are, and have at all times been, accurate, complete and not misleading (including by omission) of the Company’s and its Subsidiaries’ practices in relation to Personal Information and inclusive of all disclosures required by Privacy Laws.

(c) The Company and its Subsidiaries have implemented and maintained, and have required their vendors and any other third Person with whom Personal Information is shared or who processes Personal Information on or on behalf of the Company’s or the Subsidiaries’ behalf to implement and maintain, commercially reasonable technical, physical and organizational measures, security systems and technologies to protect such Personal Information owned or controlled by the Company and/or its Subsidiaries and computers, networks, software and systems used by the Company or any Subsidiary of the Company from loss, theft, unauthorized access, use, disclosure or modification (a “Security Incident”).

(d) Where the Company or any of its Subsidiaries uses a processor to process Personal Information, the processor has provided commercially reasonable guarantees, warranties or covenants in relation to processing of Personal Information, confidentiality, security measures and agreed to compliance with those obligations that are materially sufficient for the Company’s and its Subsidiaries’ compliance with applicable Privacy Laws, and there is in existence a written Contract between the Company and each such processor that complies with the requirements of applicable Privacy Laws. To the knowledge of the Company, such processors have not breached any such Contracts pertaining to Personal Information processed by such Persons on behalf of the Company or any of its Subsidiaries. The term “processor” has the meaning assigned to it in the GDPR and the UK DPA as well as “service provider” under the CCPA, as applicable.

(e) In the past three (3) years, there have been no material Security Incidents and no such Security Incidents are currently threatened. To the knowledge of the Company, no circumstance has arisen in which Company Privacy Commitments would require the Company or any Subsidiary of the Company to notify a Governmental Authority or other third Person of a Security Incident. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of its Subsidiaries is a named party and, to the knowledge of the Company, no Actions have been threatened against the Company or any of its Subsidiaries alleging a violation of any Company Privacy Commitments. To the knowledge of the Company, no facts or circumstances exist that would give rise to any such Action.

Section 4.23. Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, for the past three (3) years have been in material compliance with all Environmental Laws.

(b) There has been no release of any Hazardous Materials by the Company or any of its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of its Subsidiaries have been transported to, sent, placed or disposed of.

(c) None the Company or its Subsidiaries is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or clean-up of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

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(e) The Company has made available to OmniLit all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of its Subsidiaries with, or liability of the Company or any of its Subsidiaries under, Environmental Law.

Section 4.24. Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements (that have been provided as of the date of this Agreement) until the date of this Agreement: (a) except in connection with the transactions contemplated hereby, (i) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of business, consistent with past practice and (ii) none of the Company or any of its Subsidiaries has taken any action that would require the consent of OmniLit if taken during the period from the date of this Agreement until Closing pursuant to Section 6.1(b), Section 6.1(e), Section 6.1(h) and Section 6.1(n) and (b) there has not been any Company Material Adverse Effect.

Section 4.25. Anti-Corruption Compliance.

(a) For the past three (3) years, none of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or its Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or its Subsidiaries.

Section 4.26. Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past three (3) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There is no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or its Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) None of the Company nor any of its Subsidiaries or any of their respective directors or officers, or to the knowledge of the Company, employees or the Company or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries, (i) is, or has during the past three (3) years, been a Sanctioned Person or (ii) has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Country.

Section 4.27. Information Supplied. None of the information supplied or to be supplied by the Company or its Subsidiaries specifically for inclusion or incorporation by reference in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the OmniLit Stockholders or at the time of the OmniLit Stockholders’ Meeting, and, in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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Section 4.28. Vendors.

(a) Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 10 vendors, suppliers and service providers based on the aggregate Dollar value of the Company and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2022 (the “Top Vendors”).

(b) Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing the Company or its Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.29. Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or any of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.30. Debt Facilities. Company has provided to OmniLit true, correct and complete copy of each of the Debt Facilities. As of the date hereof, to the knowledge of the Company, each of the Debt Facilities is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company. Each of the Debt Facilities is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any of the Debt Facilities violates or will violate any Laws. As of the date hereof, Company does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any of the Debt Facilities not being satisfied, or the respective funds or credit made available to the Company pursuant to any of the Debt Facilities not being available, or remaining available (as the case may be) to the Company, on the Closing Date. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company under any material term or condition of any of the Debt Facilities.

Section 4.31. No Outside Reliance. The Company acknowledges that the Company and its advisors, have made their own investigation of OmniLit, Merger Sub and their respective Subsidiaries and, except as provided in the Article V or any Ancillary Agreement to which the OmniLit is or will be a party, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of OmniLit, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of OmniLit, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by OmniLit, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Section 4.32. No Additional Representation or Warranties. Except as provided in and this Article IV and the Ancillary Agreements to which the Company is party, none of the Company or any of its Affiliates, or any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to OmniLit or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to OmniLit or Merger Sub or their Affiliates.

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Article V

REPRESENTATIONS AND WARRANTIES OF OMNILIT AND MERGER SUB

Except as set forth in any OmniLit SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), OmniLit and Merger Sub represent and warrant to the Company as follows:

Section 5.1. Company Organization. Each of OmniLit and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of OmniLit’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by OmniLit to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by OmniLit. Except for Merger Sub, OmniLit does not directly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. Each of OmniLit and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on OmniLit or Merger Sub.

Section 5.2. Due Authorization.

(a) Each of OmniLit and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of OmniLit and by the Board of Directors of Merger Sub and (ii) determined by the Board of Directors of OmniLit as advisable to OmniLit and the OmniLit Stockholders and recommended for approval by the OmniLit Stockholders. No other company proceeding on the part of OmniLit or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the OmniLit Stockholder Approval and the adoption of this Agreement by OmniLit as the sole stockholder of Merger Sub). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of OmniLit and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of OmniLit and Merger Sub, enforceable against OmniLit and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The OmniLit Stockholder Approval represents the only votes of the holders of any of OmniLit’s capital stock necessary in connection with entry into this Agreement by OmniLit and the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the Board of Directors of OmniLit, upon the unanimous recommendation of the Special Committee, has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

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(d) The Special Committee, at a meeting duly called and held at which all members of the Special Committee were present, has unanimously (i) determined that this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interests of, OmniLit and its stockholders and (ii) recommended that the Board of Directors of OmniLit (A) approve and declare advisable this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, including the Merger, (B) direct that the adoption of this Agreement be submitted to a vote at a meeting of OmniLit Stockholders and (C) recommend that OmniLit Stockholders adopt this Agreement.

Section 5.3. No Conflict. Subject to the OmniLit Stockholder Approval, the execution and delivery of this Agreement by OmniLit and Merger Sub and the other documents contemplated hereby by OmniLit and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of OmniLit or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to OmniLit or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which OmniLit or Merger Sub is a party or by which OmniLit or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of OmniLit or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of OmniLit or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to OmniLit.

Section 5.4. Litigation and Proceedings. There are no pending or, to the knowledge of OmniLit, threatened Legal Proceedings against OmniLit or Merger Sub, their respective properties or assets, or, to the knowledge of OmniLit, any of their respective directors, managers, officers or employees (in their capacity as such) that, if adversely decided or resolved, would, individually or in the aggregate, be material to OmniLit, or which in any manner challenges or seeks to prevent the transactions contemplated hereby. There are no investigations or other inquiries pending or, to the knowledge of OmniLit, threatened by any Governmental Authority, against OmniLit or Merger Sub, their respective properties or assets, or, to the knowledge of OmniLit, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon OmniLit or Merger Sub, nor are any assets of OmniLit’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, be material to OmniLit. As of the date hereof, each of OmniLit and Merger Sub is in compliance with all applicable Laws in all material respects.

Section 5.5. SEC Filings. OmniLit has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since November 8, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “OmniLit SEC Filings”), except as otherwise disclosed in such OmniLit SEC Filings. Each of the OmniLit SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the OmniLit SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the OmniLit SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the OmniLit SEC Filings. To the knowledge of OmniLit, none of the OmniLit SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6. Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of OmniLit’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), OmniLit has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to OmniLit is made known to OmniLit’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To OmniLit’s knowledge, such disclosure controls and procedures are effective in timely alerting OmniLit’s principal executive officer and principal financial officer to material information required to be included in OmniLit’s periodic reports required under the Exchange Act. Since November 8, 2021, OmniLit has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of OmniLit’s financial reporting and the preparation of OmniLit Financial Statements for external purposes in accordance with GAAP.

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(b) Each director and executive officer of OmniLit has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by OmniLit to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of OmniLit. OmniLit has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) The OmniLit SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2021, and statement of operations, cash flow and stockholders’ equity of OmniLit for the period from May 20, 2021 (inception) through December 31, 2022, together with the auditor’s reports thereon (the “OmniLit Financial Statements”). Except as disclosed in the OmniLit SEC Filings, the OmniLit Financial Statements (i) fairly present in all material respects the financial position of OmniLit, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of OmniLit have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d) As of the date hereof, neither OmniLit (including any employee thereof) nor, to OmniLit’s knowledge, OmniLit’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by OmniLit, (ii) any fraud, whether or not material, that involves OmniLit’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by OmniLit or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7. Governmental Authorities; Consents. Except for the approvals, filings and notification of or with Governmental Authorities that are set forth in Section 4.5 or the Company Disclosure Letter, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of OmniLit or Merger Sub with respect to OmniLit’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, the Exchange Act and the Securities Act (and any other applicable U.S. state or federal securities Laws); (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of OmniLit or Merger Sub to perform or comply with on a timely basis any material obligation of OmniLit or Merger Sub under this Agreement or to consummate the transactions contemplated hereby; and (iii) the filing of the Merger Certificate in accordance with the DGCL.

Section 5.8. Trust Account. As of the date of this Agreement, OmniLit has at least $14 million in the Trust Account (including, if applicable, an aggregate of approximately $500,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 12, 2021, between OmniLit and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, and binding obligation of OmniLit and, to the knowledge of OmniLit, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and, to the knowledge of OmniLit, no such termination, repudiation, rescission, amendment, supplement, or modification is contemplated by OmniLit or, to the knowledge of OmniLit, the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the OmniLit SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of OmniLit holding shares of OmniLit Class A Common Stock sold in OmniLit’s initial public offering who shall have elected to redeem their shares of OmniLit Class A Common Stock pursuant to OmniLit’s Governing Documents and the underwriters of OmniLit’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all OmniLit Stockholder Redemptions. There are no claims or proceedings pending or, to the knowledge of OmniLit, threatened with respect to the Trust Account. OmniLit has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of OmniLit to dissolve or liquidate pursuant to OmniLit’s Governing Documents shall terminate, and as of the Effective Time, OmniLit shall have no obligation whatsoever pursuant to OmniLit’s Governing Documents to dissolve and liquidate the assets of OmniLit by reason of the consummation of the transactions contemplated hereby. To OmniLit’s knowledge, as of the date hereof, following the Effective Time, no OmniLit Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such OmniLit Stockholder is exercising an OmniLit Stockholder Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by Company with its obligations hereunder, neither OmniLit or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to OmniLit and Merger Sub on the Closing Date.

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Section 5.9. Investment Company Act; JOBS Act. OmniLit is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. OmniLit constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Since December 31, 2022, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on OmniLit or Merger Sub or their ability to enter into and perform their obligations under this Agreement, and (b) OmniLit and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business.

Section 5.11. No Undisclosed Liabilities. Except for any fees and expenses payable by OmniLit or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no material liability, debt or obligation of or claim or judgment against OmniLit or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in OmniLit SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the OmniLit SEC Filings in the ordinary course of business of OmniLit and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to OmniLit.

Section 5.12. Capitalization of OmniLit.

(a) As of the date hereof, the authorized capital stock of OmniLit consists of 121,000,000 shares, including (i) 100,000,000 shares of OmniLit Class A Common Stock, 1,348,049 shares of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 shares of OmniLit Class B Common Stock, 791,667 shares of which are issued and outstanding as of the date of this Agreement and 4,000,000 were converted to Class A pursuant to Special Meeting on January 26, 2023, (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii), and (iii) collectively, the “OmniLit Securities”). The foregoing represents all of the issued and outstanding OmniLit Securities as of the date of this Agreement. All issued and outstanding OmniLit Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) OmniLit’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, OmniLit’s Governing Documents or any Contract to which OmniLit is a party or otherwise bound.

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(b) Pursuant to the Sponsor Support Agreement, the requisite holders of shares of OmniLit Class B Common Stock will have irrevocably waived any anti-dilution adjustment as to the ratio by which such shares convert into shares of OmniLit Class A Common Stock or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transaction contemplated by this Agreement.

(c) Except for OmniLit’s Governing Documents and this Agreement, there are no outstanding Contracts of OmniLit to repurchase, redeem or otherwise acquire any OmniLit Securities. Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, OmniLit has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for OmniLit Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any OmniLit Securities or the value of which is determined by reference to the OmniLit Securities, and there are no Contracts of any kind which may obligate OmniLit to issue, purchase, redeem or otherwise acquire any of its OmniLit Securities.

(d) The Aggregate Merger Consideration and the shares of OmniLit Post-Merger Class A Common Stock, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance in all material respects with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of applicable Law, OmniLit’s Governing Documents, or any Contract to which OmniLit is a party or otherwise bound.

Section 5.13. No Subsidiaries. OmniLit has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. OmniLit is not party to any Contract that obligates OmniLit to invest money in, loan money to or make any capital contribution to any other.

Section 5.14. Brokers’ Fees and Opinion of Financial Advisor.

(a) Except for the deferred underwriting commissions described in Section 5.8 and fees payable to Imperial Capital, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by OmniLit or any of its Affiliates.

(b) The Benchmark Company, LLC has delivered to the Special Committee a written opinion, dated on or before the date hereof, to the effect that, as of such date and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Aggregate Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than affiliated stockholders).

Section 5.15. Indebtedness. Except for Working Capital Loans, neither OmniLit nor Merger Sub have any Indebtedness. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of OmniLit or the Merger Sub under any material term or condition of any of the Working Capital Loans.

Section 5.16. Taxes.

(a) All material Tax Returns required to be filed by or with respect to OmniLit or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

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(b) The OmniLit and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of OmniLit or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against OmniLit or Merger Sub that remains unpaid.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of OmniLit or Merger Sub and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of OmniLit or Merger Sub.

(f) No written claim has been made by any Governmental Authority where the OmniLit or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) Neither the OmniLit nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any agreement (i) solely between the OmniLit and/or Merger Sub or (ii) commercial Contracts the principal purpose of which is not Taxes).

(h) During the past three (3) years, neither the OmniLit nor Merger Sub was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) Neither the OmniLit nor Merger Sub is liable for Taxes of any other Person (other than the OmniLit or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than commercial Contracts the principal purpose of which is not Taxes).

(j) Neither OmniLit nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations 1.6011-4(b)(2).

(k) Neither the OmniLit nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) instalment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of OmniLit, the IRS has not proposed any such adjustment or change in accounting method.

(l) OmniLit and Merger Sub have not taken any action, nor to the knowledge of OmniLit are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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Section 5.17. Business Activities.

(a) Since formation, neither OmniLit or Merger Sub have conducted any business activities other than activities related to OmniLit’s initial public offering, the filing of OmniLit SEC Filings or directed toward the accomplishment of a Business Combination. Except as set forth in OmniLit’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon OmniLit or Merger Sub or to which OmniLit or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of OmniLit or Merger Sub or any acquisition of property by OmniLit or Merger Sub or the conduct of business by OmniLit or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on OmniLit or Merger Sub or the ability of OmniLit or Merger Sub to enter into and perform their obligations under this Agreement.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, OmniLit does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, OmniLit has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith) or any Contracts that are exhibits to the OmniLit SEC Filings, neither OmniLit nor Merger Sub are party to any Contract with any other Person that (i) would require payments by OmniLit or any of its Subsidiaries after the date hereof in excess of $500,000 in the aggregate or could reasonably be expected to result in the payment by OmniLit or any of its Subsidiaries of more than $500,000, (ii) may not be cancelled by OmniLit on less than 30 days’ prior written notice without payment of a material penalty or termination fee, (iii) could prohibit, prevent, restrict or impair in any material respect any business practice of the Company as its business is currently conducted or the Company from competing with any other Person or (iv) is otherwise material to OmniLit with respect to any individual Contract, other than OmniLit Transaction Expenses and Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.18. Stock Market Quotation. The OmniLit Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Stock Exchange under the symbol “OLIT”. OmniLit is in compliance in all material respects with the rules of the Stock Exchange and, as of the date hereof, there is no Action or proceeding pending or, to the knowledge of OmniLit, threatened against OmniLit by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the OmniLit Class A Common Stock or terminate the listing of OmniLit Class A Common Stock on the Stock Exchange. None of OmniLit, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the OmniLit Class A Common Stock under the Exchange Act except as contemplated by this Agreement.

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Section 5.19. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the OmniLit Stockholders and certain of the Company’s stockholders, as applicable, and at the time of the OmniLit Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that OmniLit makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to OmniLit by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.20. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of OmniLit and Merger Sub, and any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives, acknowledge and agree that OmniLit has made its own investigation of the Company and that none of the Company or any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV and in the Ancillary Agreements to which the Company is or will be a party, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by OmniLit or its representatives) or reviewed by OmniLit pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to OmniLit or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV or any Ancillary Agreement to which the Company is or will be a party.

Section 5.21. No Additional Representation or Warranties. Except as provided in this Article V and in the Ancillary Agreements to which OmniLit or Merger Sub are party, neither OmniLit nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates.

Article VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as required by this Agreement or the Ancillary Agreements, (ii) as required by Law (including Pandemic Measures), or (iii) as consented to by OmniLit in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate the business of the Company in the ordinary course consistent with past practice and use commercially reasonable efforts to (A) preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, (B) maintain the existing material business relations of the Company and its Subsidiaries, and (C) keep available the services of their present officers and other key employees; provided, that, notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries may take any Pandemic Response Measures; provided further, that the Company shall, to the extent practicable, inform OmniLit of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from OmniLit with respect thereto. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by OmniLit in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and shall cause its Subsidiaries not to, except as required by this Agreement or the Ancillary Agreements or required by Law (including Pandemic Measures) or in connection with any Pandemic Response Measures:

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(a) change, waive or amend the Governing Documents of the Company or any of its Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution to the equity holders of the Company or make any other distributions in respect of any of the equity interests of the Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or any of its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than shares subject to Company Awards) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, and (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company.

(e) enter into, amend, modify or terminate (other than expiration or renewal in accordance with its terms) any Contract of a type required to be listed on Section 4.21(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than in the ordinary course of business or as required by Law;

(f) sell, assign, transfer, convey, lease or otherwise dispose of, or subject to a Lien, any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment (ii) transactions between or among the Company and its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by Law or existing Company Benefit Plans, (i) grant or pay any severance, retention, special bonus, change in control or termination or similar pay to any director, manager, officer, employee or other individual service provider of the Company or its Subsidiaries, (ii) terminate, furlough or hire any director, executive officer or employee with an annual base salary of at least $250,000 (each, a “Specified Service Provider”) (other than terminations for cause), (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the compensation or benefits of any Specified Service Provider, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of its Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of its Subsidiaries;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary or otherwise incur or assume any Indebtedness other than trade payables incurred in the ordinary course of business, or (ii) guarantee any Indebtedness of another Person;

(k) (i) make (except on an originally filed Tax Return) or change any material election in respect of material Taxes, (ii) materially amend or modify any filed material Tax Return, (iii) change or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

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(l) take any action where such action could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(m) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on, or enter into any Contract with respect to the voting of, any equity securities of the Company or any of its Subsidiaries, or securities exercisable for or convertible into any equity securities of the Company or any of its Subsidiaries (including Company Awards), other than the issuance of shares of Company Common Stock pursuant to the exercise of Company options that are outstanding as of the date of this Agreement in accordance with their current terms and which are vested at the time of exercise or (ii) grant any additional Company Awards or other equity or equity-based compensation, other than to new hires in the ordinary course of business consistent with past practice or to existing employees in connection with refresh grants in the ordinary course of business consistent with past practice;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(p) grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(q) disclose or agree to disclose to any Person (other than OmniLit or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business and pursuant to obligations to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Company Disclosure Letter, in the aggregate;

(s) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(t) enter into or extend any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of any of the Company or its Subsidiaries as the bargaining representative for any employees of any of the Company or its Subsidiaries;

(u) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(v) waive the restrictive covenant obligations of any current or former director, manager, officer, employee or other service provider of the Company or any of its Subsidiaries;

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(w) make any change in financial accounting methods, principles or practices of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law or to comply with SEC guidance;

(x) (i) limit the right of the Company or any of its Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(y) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of its Subsidiaries; or

(z) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is, in the opinion of legal counsel to the Company, subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law (including Pandemic Measures), (a) the Company shall, and shall cause its Subsidiaries to, afford to OmniLit and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to OmniLit and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as OmniLit or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to OmniLit). All information obtained by OmniLit, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3. Preparation and Delivery of Additional Company Financial Statements

(a) If the Effective Time has not occurred prior to August 14, 2023, as soon as reasonably practicable following such date, the Company shall deliver to OmniLit the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ (deficit) earnings and cash flows of the Company and its Subsidiaries as of and for the three- and six-month period ended June 30, 2023 (the “Q2 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q2 Financial Statements in the same manner as the Unaudited Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

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(b) If the Effective Time has not occurred prior to November 13, 2023, and this Agreement has not been earlier terminated pursuant to Section 10.1(d) or Section 10.1(g), then as soon as reasonably practicable following such date, the Company shall deliver to OmniLit the unaudited consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ (deficit) earnings and cash flows of the Company and its Subsidiaries as of and for the three- and nine-month period ended September 30, 2023 (the “Q3 Financial Statements”); provided, that upon delivery of such Q3 Financial Statements, the representation and warranties set forth in Section 4.8 shall be deemed to apply to the Q3 Financial Statements in the same manner as the Unaudited Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(c) The Company shall use their reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company or Subsidiary of the Company, OmniLit in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement / Registration Statement and any other filings to be made by OmniLit with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 6.4. Affiliate Agreements. The Company shall use its reasonable best efforts to terminate or settle all Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter at or prior to the Closing without further liability to OmniLit, the Company or any of its Subsidiaries.

Section 6.5. Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and shall cause their representatives not to, directly or indirectly (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. The Company also agrees that immediately following the execution of this Agreement they shall, and shall cause their representatives acting on their behalf, to cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective representatives) conducted heretofore in connection with an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries (and with whom the Company has had contact in the 12 months prior to the date of this Agreement regarding the acquisition of the Company or any of its Subsidiaries) to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company.

Section 6.6. PCAOB Accounting. Any Financial Statements delivered hereunder shall be audited in accordance with the standards of the PCAOB and, as of the Closing, contain an unqualified report of the Company’s auditors and when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

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Article VII

COVENANTS OF OMNILIT

Section 7.1. Equity Plans. Prior to the Closing Date, OmniLit shall approve and adopt (i) an incentive equity plan in substantially the form attached hereto as Exhibit F and with any changes or modifications thereto as the Company and OmniLit may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or OmniLit, as applicable) (the “Incentive Plan”) and (y) an employee stock purchase plan in substantially the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and OmniLit may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or OmniLit, as applicable) (the “ESPP”), in each case, in a form mutually agreed upon by OmniLit and the Company. Following the Effective Time, OmniLit shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the OmniLit Post-Merger Class A Common Stock issuable under the Incentive Equity Plan and/or the ESPP, and OmniLit shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) for so long as awards granted pursuant to the Incentive Equity Plan or acquired under the ESPP remain outstanding.

Section 7.2. Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice OmniLit shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, OmniLit (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to OmniLit Stockholders pursuant to the OmniLit Stockholder Redemptions, and (2) pay all remaining amounts then available in the Trust Account to OmniLit for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3. Listing. From the date hereof through the Effective Time, OmniLit shall use reasonable best efforts to ensure OmniLit remains listed as a public company on the Stock Exchange, and shall prepare and submit to the Stock Exchange a listing application, if required under the Stock Exchange rules, covering the shares of OmniLit Post-Merger Class A Common Stock issuable in the Merger, and shall obtain approval for the listing of such shares of OmniLit Post-Merger Class A Common Stock and the Company shall reasonably cooperate with OmniLit with respect to such listing.

Section 7.4. No Solicitation by OmniLit. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, OmniLit shall not, and shall cause its Subsidiaries not to, and OmniLit shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, OmniLit shall, and shall instruct its officers and directors to, and OmniLit shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives). For certainty, this Section 7.4 shall not restrict or prevent any Affiliate of OmniLit or Sponsor from taking any of the foregoing actions with respect to any proposed transaction unrelated to OmniLit.

Section 7.5. OmniLit Conduct of Business.

(a) During the Interim Period, OmniLit shall, and shall cause Merger Sub to, except (i) as contemplated by this Agreement or the Ancillary Agreements, (ii) as required by Law (including Pandemic Measures), or (iii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its reasonable best efforts to operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), OmniLit shall not, and OmniLit shall cause Merger Sub not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law (including Pandemic Measures):

(i) seek any approval from the OmniLit Stockholders, to change, modify or amend the Trust Agreement or the Governing Documents of OmniLit or Merger Sub, except as contemplated by the Transaction Proposals;

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(ii) (A) make, declare, set aside, establish a record date for or pay any dividend or distribution to the stockholders of OmniLit or make any other distributions in respect of any of OmniLit’s or Merger Sub Capital Stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of OmniLit’s or Merger Sub Capital Stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of OmniLit or Merger Sub, other than a redemption of shares of OmniLit Class A Common Stock made as part of the OmniLit Stockholder Redemptions;

(iii) (A) make (except on an originally filed Tax Return) or change any material election in respect of material Taxes, (B) amend, or modify any filed material Tax Return, (C) change or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes; or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv) take any action where such action could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(v) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of OmniLit or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) enter into, amend, modify or terminate (other than expiration in accordance with its terms) any material Contract to which OmniLit or Merger Sub is a party, including any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(vii) sell, assign, transfer, convey, lease or otherwise dispose of, or subject to a Lien, any material tangible assets or properties of OmniLit or its Subsidiaries or acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person;

(viii) hire any employees or adopt any benefit plans other than as contemplated by this Agreement;

(ix) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of OmniLit or any of its Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (w) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $250,000, (x) incurred between OmniLit and Merger Sub, (y) pursuant to any Working Capital Loans or (z) in respect of any OmniLit Transaction Expenses;

(x) engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s incorporation or continuing corporate existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial;

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(xi) waive, release, compromise, settle or satisfy any (A) pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or (B) any other Legal Proceeding;

(xii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xiii) change its methods of accounting in any material respect, except insofar as may have been required by a change in GAAP or applicable Law or to comply with SEC guidance;

(xiv) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than in support of the transactions contemplated by this Agreement and the Ancillary Agreements or the ordinary course operations of OmniLit (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business);

(xv) (A) issue any OmniLit Securities or securities exercisable for or convertible into OmniLit Securities, other than the issuance of the Aggregate Merger Consideration, or (B) grant any options, warrants or other equity-based awards with respect to OmniLit Securities not outstanding on the date hereof; or

(xvi) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, OmniLit shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, OmniLit’s Governing Documents and the Trust Agreement.

Section 7.6. Post-Closing Directors and Officers of OmniLit. Subject to the terms of the OmniLit’s Governing Documents, OmniLit shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of OmniLit shall consist of individuals to be designated by the Company as directors, subject to requirements of the Stock Exchange, pursuant to written notice to OmniLit as soon as reasonably practicable following the date of this Agreement;

(b) the Board of Directors of OmniLit shall have a majority of “independent” directors for the purposes of the Stock Exchange, each of whom shall serve in such capacity in accordance with the terms of the OmniLit’s Governing Documents following the Effective Time; and

(c) the initial officers of OmniLit shall be as set forth on Section 2.6(b) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of OmniLit’s Governing Documents following the Effective Time.

(d) the initial directors and officers of the Surviving Corporation shall be as set forth Section 2.6(a) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of OmniLit’s Governing Documents following the Effective Time.

Section 7.7. Indemnification and Insurance.

(a) From and after the Effective Time, OmniLit agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the (x) the Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) OmniLit and each of its Subsidiaries (the “OmniLit Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, OmniLit or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, OmniLit shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of OmniLit’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, OmniLit or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. OmniLit shall assume, and be liable for, each of the covenants in this Section 7.7.

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(b) For a period of six (6) years from the Effective Time, OmniLit shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by OmniLit’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to OmniLit or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) OmniLit may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on OmniLit and all successors and assigns of OmniLit. In the event that OmniLit or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, OmniLit shall ensure that proper provision shall be made so that the successors and assigns of OmniLit shall succeed to the obligations set forth in this Section 7.7.

(d) On the Closing Date, OmniLit shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and OmniLit with the post-Closing directors and officers of OmniLit, which indemnification agreements shall continue to be effective following the Closing.

Section 7.8. OmniLit Public Filings; Qualification as an Emerging Growth Company. From the date hereof through the Effective Time, OmniLit shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. OmniLit shall use commercially reasonable efforts, at all times during the period from the date hereof through the Effective Time, to: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012; and (b) not take any action that would cause OmniLit to not qualify as an “emerging growth company” within the meaning of such act.

Section 7.9. Debt Matters.

(a) From and after the date of this Agreement until the Closing Date, the Company will, and will cause its officers, employees, agents and representatives to, use its reasonable best efforts to provide such cooperation as is reasonably requested by OmniLit in connection with the arrangement and obtainment of any debt financing in connection with the transactions contemplated hereby (any such debt financing, the “Debt Financing”) (including, whether in whole or in part, any amendment or replacement thereof), including:

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(i) as promptly as reasonably practicable, timely furnishing to OmniLit and the Debt Financing Sources and their respective representatives any customary information regarding the Company and its Subsidiaries as may be reasonably requested by OmniLit;

(ii) assisting in preparation for and participation in marketing efforts (including lender meetings and calls), presentations, due diligence sessions and sessions with prospective lenders and other investors, including direct contact between senior management and the other representatives of the Company and its Subsidiaries, on the one hand, and any actual or potential Debt Financing Source, on the other hand and using reasonable best efforts to ensure that the Debt Financing Source benefits materially from existing lending relationships of the Company and its Subsidiaries;

(iii) assisting with the preparation of definitive financing documentation and facilitating the pledging of, and granting of liens on, collateral for the Debt Financing;

(iv) cooperating in satisfying the conditions precedent set forth in any definitive document relating to the Debt Financing; and

(v) providing at least five (5) Business Days prior to the Closing Date all documentation and information requested by OmniLit and the Debt Financing Sources as is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and the requirements of 31 C.F.R. §1010.230, to the extent requested at least eight (8) Business Days prior to the Closing.

(b) The Company hereby consents to the use of the Company’s logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm or disparage the Company and its Subsidiaries.

(c) Notwithstanding anything herein to the contrary, OmniLit shall be permitted to disclose any information provided pursuant to this Section 7.9 to any actual or potential Debt Financing Sources in connection with the Debt Financing, subject to customary confidentiality undertaking by such Debt Financing Sources.

Section 7.10. Transfer of Listing. If reasonably requested in writing by the Company, OmniLit shall use commercially reasonable efforts to cause the listing of shares of OmniLit Common Stock, including the shares of OmniLit Common Stock to be issued in connection with the Merger, to be transferred, prior to the Effective Time but effective as of the beginning of the first Business Day following the Effective Time, to NASDAQ under the symbol “SNTK” (or another symbol determined by the Company in advance of submitting a listing application with NASDAQ), subject to official notice of issuance.

Article VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and OmniLit shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and OmniLit shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and OmniLit shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

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(c) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and OmniLit shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to OmniLit, and OmniLit shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide OmniLit and its counsel, and OmniLit agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require OmniLit or Merger Sub to (i) take, or cause to be taken, any action with respect to the Sponsor or any of its Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of the Sponsor or any of its Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, in each case other than with respect to the OmniLit and its Subsidiaries, or (ii) provide, or cause to be provided, non-public or other confidential financial or sensitive personally identifiable information of Sponsor, its Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equity holders’ and their respective directors’, officers’, employees’, managers’ or partners’ non-public or other confidential financial or sensitive personally identifiable information (in each case, other than such information which may be provided to a Governmental Authority on a confidential basis or in connection with the Registration Statement to the extent requested by the SEC).

(e) Each of the Company, on the one hand, and OmniLit, on the other, shall be responsible for and pay 50% of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) OmniLit and the Company shall jointly prepare and OmniLit shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the OmniLit Stockholders relating to the OmniLit Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) OmniLit shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of OmniLit Post-Merger Class A Common Stock that constitute the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). Each of OmniLit and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. OmniLit also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of OmniLit and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, any Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of OmniLit, the Company or their respective Subsidiaries to any regulatory authority (including the Stock Exchange) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). OmniLit will cause the Proxy Statement/Registration Statement to be mailed to the OmniLit Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act and the Proxy Statement is cleared of any comments under the Exchange Act.

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(ii) To the extent not prohibited by Law, OmniLit will advise the Company, reasonably promptly after OmniLit receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the OmniLit Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and OmniLit shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, OmniLit shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that OmniLit or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of OmniLit to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, if practicable, by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of OmniLit and the Company shall use its reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the OmniLit Stockholders and at the time of the OmniLit Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, OmniLit or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or OmniLit, which is required or is otherwise reasonably desirable to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the OmniLit Stockholders.

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(v) The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the shares of OmniLit Post-Merger Class A Common Stock that constitute the Aggregate Merger Consideration, excluding, for clarity, equity securities issuable under the Incentive Equity Plan or ESPP, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 7.9.

(vi) Each of the Company, on the one hand, and OmniLit, on the other, shall be responsible for and pay 50% of all fees and expenses incurred in connection with the preparation and filing of the Offer Documents, other than the fees and expenses of advisors (which will be borne by the party incurring such fees).

(b) OmniLit Stockholder Approval. OmniLit shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to OmniLit Stockholders in compliance with applicable Law, (ii) solely with respect to the Transaction Proposals, duly give notice of and convene and hold a meeting of its stockholders (the “OmniLit Stockholders’ Meeting”) in accordance with OmniLit’s Governing Documents and Nasdaq Listing Rule 5620(b), for a date no later than 30 Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of OmniLit Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its stockholders with the opportunity to elect to effect an OmniLit Stockholder Redemption. OmniLit shall, through its Board of Directors (acting on the recommendation of the Special Committee), recommend to its stockholders the (A) amendment and restatement of OmniLit’s certificate of incorporation, in substantially the form attached as Exhibit C to this Agreement, (B) adoption and approval of this Agreement and the Merger in accordance with applicable Law and exchange rules and regulations, (C) approval of the issuance of shares of OmniLit Post-Merger Class A Common Stock in connection with the Merger, (D) approval of the adoption by OmniLit of the Incentive Plan and the ESPP described in Section 7.1, (E) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (F) adoption and approval of any other proposals as reasonably agreed by OmniLit and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (G) adjournment of the OmniLit Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (which will be dependent upon a majority of the minority OmniLit shareholders voting in favor of such proposals in (A) through (G), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of OmniLit shall not withdraw, amend, qualify or modify its recommendation to the OmniLit Stockholders that they vote in favor of the Transaction Proposals (a “Modification in Recommendation”). Notwithstanding anything in this Section 8.2(b) to the contrary, if, at any time prior to obtaining the OmniLit Stockholder Approval, the Board of Directors of OmniLit (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel, that in response to an Intervening Event, the failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of OmniLit (acting on the recommendation of the Special Committee) may, prior to obtaining the OmniLit Stockholder Approval, make a Modification in Recommendation; provided, however, that OmniLit shall not be entitled to make, or agree or resolve to make, a Modification in Recommendation unless (i) OmniLit delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the Board of Directors of OmniLit (acting on the recommendation of the Special Committee) proposes to take such action and containing the material facts underlying the Board of Director’s determination that an Intervening Event has occurred (it being acknowledged that such Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., Eastern time, on the third Business Day immediately following the day on which OmniLit delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. Pacific time on the third Business Day immediately following the day on which OmniLit delivered the Intervening Event Notice, the “Intervening Event Notice Period”), the Board of Directors of OmniLit (acting on the recommendation of the Special Committee) reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, OmniLit will, and will use its reasonable best efforts to cause its representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company and its representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Modification in Recommendation. OmniLit agrees to establish a record date for, duly call, give notice of, convene and hold the OmniLit Stockholders’ Meeting and submit for approval the Transaction Proposals, in each case in accordance with this Agreement. Notwithstanding anything to the contrary contained in this Agreement, OmniLit shall be entitled to postpone or adjourn the OmniLit Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the OmniLit Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that OmniLit has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by OmniLit Stockholders prior to the OmniLit Stockholders’ Meeting; provided, that the OmniLit Stockholders’ Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which the OmniLit Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. OmniLit agrees that it shall provide the holders of shares of OmniLit Class A Common Stock the opportunity to elect redemption of such shares of OmniLit Class A Common Stock in connection with the OmniLit Stockholders’ Meeting, as required by OmniLit’s Governing Documents.

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(c) Company Stockholder Approvals. Upon the terms set forth in this Agreement, the Company shall (i) obtain and deliver to OmniLit the Company Stockholder Approvals (x) in the form of an irrevocable written consent (the “Written Consent”) executed by each of the Requisite Stockholders (pursuant to the Company Stockholder Support Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders (and in any event within three (3) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders), and (y) in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as practicable after the Registration Statement is declared effective (and in any event within three (3) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders) and, if applicable, any additional consents or approvals of its stockholders related thereto, including enforcing the Company Stockholder Support Agreement.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, OmniLit and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties (including any Governmental Authority) that any of OmniLit, the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law.

Section 8.4. Section 16 Matters. Prior to the Effective Time, each of the Company and OmniLit shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Common Stock or acquisitions of shares of OmniLit Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.5. Cooperation; Consultation. Prior to Closing, each of the Company and OmniLit shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or OmniLit shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties and subject to Pandemic Measures) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, OmniLit, or their respective auditors.

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Section 8.6. Stockholder Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, OmniLit, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any stockholder demand (or threat thereof) or other stockholder or equity holder claim, action, suit, audit, examination, arbitration, mediation, inquiry, Legal Proceeding, or investigation, whether or not before any Governmental Authority (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or to the knowledge of OmniLit or the Company, as applicable, threatened in writing against (a) in the case of OmniLit, OmniLit, any of OmniLit’s controlled Affiliates or any of their respective officers, directors, employees or stockholders (in their capacity as such) or (b) in the case of the Company, the Company, any of its Subsidiaries or controlled Affiliates or any of their respective officers, directors, employees or stockholders (in their capacity as such). OmniLit and the Company shall each (w) keep the other reasonably informed regarding any Transaction Litigation, (x) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (y) consider in good faith the other’s advice with respect to any such Transaction Litigation and (z) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (A) the Company, its Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of OmniLit (not to be unreasonably withheld, conditioned or delayed) or (B) OmniLit, any of OmniLit’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 8.7. Special Committee. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by OmniLit under or with respect to this Agreement without first obtaining the consent of a majority of the then existing members of the Special Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, OmniLit shall not, directly or indirectly, take any action intended to cause OmniLit to, without the consent of a majority of the then existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee or remove or cause the removal of any director of the Board of Directors of OmniLit that is a member of the Special Committee either as a director or member of such committee other than for cause. For the avoidance of doubt, this Section 8.7 shall not apply to the filling, in accordance with the provisions of OmniLit’s Certificate of Incorporation or Bylaws, of any vacancies in the Special Committee caused by the death, resignation or incapacity of any such director; provided, however, that such director shall be independent and disinterested.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of OmniLit, Merger Sub, and the Company. The obligations of OmniLit, Merger Sub and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The OmniLit Stockholder Approval shall have been obtained;

(b) The Company Stockholder Approvals shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

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(e) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) OmniLit shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(g) The shares of OmniLit Post-Merger Class A Common Stock to be issued in connection with the Merger shall have been approved for listing on the Stock Exchange, and, immediately following the Effective Time, OmniLit shall satisfy any applicable continuing listing requirements of the Stock Exchange, and OmniLit shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time.

Section 9.2. Conditions to Obligations of OmniLit and Merger Sub. The obligations of OmniLit and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by OmniLit and Merger Sub:

(a) (i) The Company Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case in this clause (ii), inaccuracies or omissions that have not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) The Company shall have delivered, or caused to be delivered, to OmniLit the documents set forth in Section 2.4(a); and

(d) No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing.

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of OmniLit and Merger Sub contained in Section 5.1, Section 5.2, Section 5.3(a), Section 5.3(b), Section 5.12 and Section 5.14 shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warranties shall be true in all material respects at and as of such date, and (ii) each of the representations and warranties of OmniLit contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for in each case in this clause (ii), inaccuracies or omissions that have not had, and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on OmniLit;

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(b) Each of the covenants of OmniLit to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) The certificate of incorporation of OmniLit and bylaws of OmniLit shall have been amended and restated to be substantially in the forms of Exhibit C and Exhibit D, respectively, attached hereto; and

(d) OmniLit shall have delivered, or caused to be delivered, to the Company the documents set forth in Section 2.4(b).

Article X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and OmniLit;

(b) by written notice by either the Company or OmniLit if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c) by written notice by either the Company or OmniLit if the OmniLit Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the OmniLit Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company or OmniLit by written notice to the other party if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before nine (9) months after the date of this Agreement (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to either party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement and such material breach is the primary cause of or has resulted in the failure of the Merger to be consummated on or before such date;

(e) by written notice to the Company from OmniLit if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a), Section 9.2(b) or Section 9.2(d) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, other than with respect to Section 9.2(d) which cannot be cured, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or such shorter period of time that remains between the date OmniLit provides written notice of such breach and the Agreement End Date) after receipt by the Company of notice from OmniLit of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before nine (9) months after the date of this Agreement (the “Agreement End Date”), unless OmniLit is in material breach hereof so as to prevent the conditions specified in Section 9.2(a) or Section 9.2(b) from being satisfied;

(f) by written notice to the Company from OmniLit if the Company Stockholder Approvals shall not have been obtained and delivered to OmniLit within five (5) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to stockholders;

(g) by written notice to OmniLit from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of OmniLit or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating OmniLit Breach”), except that, if any such Terminating OmniLit Breach is curable by OmniLit through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or such shorter period of time that remains between the date the Company provides written notice of such breach and the Agreement End Date) after receipt by OmniLit of notice from the Company of such breach, but only as long as OmniLit continues to exercise such reasonable best efforts to cure such Terminating OmniLit Breach (the “OmniLit Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating OmniLit Breach is not cured within the OmniLit Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof so as to prevent the conditions specified in Section 9.2(a) or Section 9.2(b) from being satisfied; or

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(h) by written notice to OmniLit from the Company following a Modification in Recommendation.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, OmniLit or Merger Sub, as the case may be, for any actual fraud or willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company acknowledges that (a) OmniLit is a blank check company with the powers and privileges to effect a Business Combination and (b) they have read the OmniLit SEC Filings (including OmniLit’s final prospectus dated November 10, 2021 (the “Prospectus”)), the OmniLit’s Governing Documents, and the Trust Agreement. The Company further acknowledges that, as described in the Prospectus, substantially all of OmniLit’s assets consist of the cash proceeds of OmniLit’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the trust account for the benefit of OmniLit, certain of its public stockholders and the underwriters of OmniLit’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by OmniLit that, except with respect to interest earned on the funds held in the Trust Account that may be released to OmniLit to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only in limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by November 12, 2023 or such later date as approved by the stockholders of OmniLit to complete a Business Combination, OmniLit will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, for and in consideration of OmniLit entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with OmniLit, including, without limitation, in connection with any willful and material breach by OmniLit of this Agreement, other than for the release of proceeds from the Trust Account upon the consummation of the Merger; provided, that (x) nothing herein shall serve to limit or prohibit the Company or its Subsidiaries right to pursue a claim against OmniLit for legal relief (a) against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for OmniLit to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the OmniLit Stockholder Redemption) in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect OmniLit’s ability to fulfil its obligations to effectuate the OmniLit Stockholder Redemption and (y) nothing herein shall serve to limit or prohibit any claims that the Company or its Subsidiaries may have in the future against OmniLit’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 11.1 shall survive the termination of this Agreement for any reason. In the event that the Company, any of its Subsidiaries, any of their Affiliates or any of their respective representatives commences any Action against or involving the Trust Account, OmniLit shall be entitled to recover from such Person its legal fees and costs in connection with any such Action.

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Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to OmniLit or Merger Sub, to:

OmniLit Acquisition Corp.
1111 Lincoln Road Suite 500
Miami Beach, FL 33139
Attention:	Al Kapoor
Email:	akapoor@omnilitac.com

with copies to (which shall not constitute notice):

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention:	Carl P. Marcellino
Christopher Capuzzi
Email:	carl.marcellino@ropesgray.com
christopher.capuzzi@ropesgray.com

(b) If to the Company or the Surviving Corporation, to:

Syntec Optics, Inc
515 Lee Road,
Rochester, NY 14606
Attention:	Joe Mohr
Email:	jmohr@wordingham.com

with copies to (which shall not constitute notice):
Woods Oviatt Gilman LLP
1900 Bausch and Lomb Place
Rochester, New York 14604
Attention:	Christopher Rodi
Email:	crodi@woodsoviatt.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

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Section 11.5. Rights of Third Parties. Except as expressly provided in Section 7.7, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, OmniLit shall (x) pay or cause to be paid, the Company Transaction Expenses, and (y) pay or cause to be paid, the OmniLit Transaction Expenses, in each of case (x) and (y), in accordance with Section 3.3(b) using the proceeds of the Trust Account, cash and funds available pursuant to the Credit Facilities. For the avoidance of doubt, any payments to be made (or to be caused to be made) by OmniLit pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.9. Company Disclosure Letter. The Company Disclosure Letter (including any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter (including any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by the Company in the Company Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Letter. Certain information set forth in the Company Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information), or, unless specifically provided by this Agreement, that such information is otherwise material to or outside the ordinary course of the business of the Company. The information contained in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed in and of itself to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of applicable law or breach of contract).

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Section 11.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement, authorized by the Board of Directors of each of the parties hereto, whether before or after the adoption of this Agreement by the stockholders of the Company or Merger Sub; provided however that after any such stockholder adoption of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Merger Sub without such further approval or authorization.

Section 11.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of OmniLit and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

(c) The initial press release concerning this Agreement and the transaction contemplated hereby shall be a joint press release in the form mutually agreed by the Company and OmniLit prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement.

Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

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(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement or any of the Ancillary Agreements were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to specific enforcement of the terms and provisions of this Agreement and the Ancillary Agreements, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. Except (x) as otherwise contemplated by Article XI and (y) in the case of claims against a Person in respect of such Person’s actual fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the Company, OmniLit and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, OmniLit or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, OmniLit or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI. OmniLit reserves the right to obtain a Representations and Warranties insurance policy.

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Section 11.18. Conflicts and Privilege.

(a) OmniLit and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of OmniLit or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “OmniLit Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Company Group, on the other hand, any legal counsel, including Ropes & Gray LLP (“R&G”), that represented OmniLit and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the OmniLit Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented OmniLit in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. OmniLit and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among OmniLit, the Sponsor and/or any other member of the OmniLit Group, on the one hand, and R&G, on the other hand (the “R&G Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the OmniLit Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with OmniLit or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. OmniLit and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the R&G Privileged Communication, whether located in the records or email server of the OmniLit, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and OmniLit and the Company agree not to assert that any privilege has been waived as to the R&G Privileged Communication, by virtue of the Mergers. Notwithstanding the foregoing, if a dispute arises after the Closing between or among the Surviving Corporation or any of its Subsidiaries or its or their respective directors, members, partners, officers, employees or Affiliates (other than the OmniLit Group), on the one hand, and a third party other than (and unaffiliated with) the OmniLit Group, on the other hand, then the Surviving Corporation and/or any member of the Company Group may assert the attorney-client privilege to prevent disclosure to such third party of R&G Privileged Communication.

(b) OmniLit and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Company Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the OmniLit Group, on the other hand, any legal counsel, including Woods Oviatt Gilman LLP (“Oviatt”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented OmniLit and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and Oviatt, on the other hand (the “Oviatt Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by OmniLit prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. OmniLit and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Oviatt Privileged Communications, whether located in the records or email server of the OmniLit, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and OmniLit and the Company agree not to assert that any privilege has been waived as to the Oviatt Privileged Communications, by virtue of the Mergers.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

OMNILIT ACQUISITION CORP.

By:
Name:	Al Kapoor
Title:	Chief Executive Officer

OPTICS MERGER SUB INC.

By:
Name:	Al Kapoor
Title:	Chief Executive Officer

SYNTEC OPTICS, INC.

By:
Name:	Joe Mohr
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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